Exhibit 1

TERMINATION AND AMENDMENT AGREEMENT

This Termination and Amendment Agreement, dated as of February 4, 2021 (this “Agreement”), is entered into by and between Janus Henderson Group plc, a company incorporated and registered in Jersey, Channel Islands (“JHG”), and Dai-ichi Life Holdings, Inc., a Japanese corporation (“Dai-ichi”). JHG and Dai-ichi may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, JHG’s predecessors and Dai-ichi were parties to that certain Amended and Restated Investment and Strategic Cooperation Agreement, dated as of October 3, 2016 (the “Investment and Cooperation Agreement”);

WHEREAS, the Parties desire to terminate the Investment and Cooperation Agreement with effect from the date hereof;

WHEREAS, pursuant to Section 8.1 of the Investment and Cooperation Agreement, the Investment and Cooperation Agreement may be terminated at any time by mutual consent of the Parties;

WHEREAS, pursuant to Section 8.2 of the Investment and Cooperation Agreement, Article III, Sections 4.1, 4.3, 4.4, 4.6, 5.4 and 5.5, Article VIII and Article IX of the Investment and Cooperation Agreement will survive the termination of the Investment and Cooperation Agreement, and Section 5.3 (Information Rights) of the Investment and Cooperation Agreement will survive with respect to the fiscal quarter in which the Investment and Cooperation Agreement is terminated (the “Surviving Provisions”);

WHEREAS, the Parties desire to amend certain Surviving Provisions as provided herein; and

WHEREAS, in connection with the termination of the Investment and Cooperation Agreement, Tatsusaburo Yamamoto, who is serving as the Investor Representative (as defined in the Investment and Cooperation Agreement), will resign from the Board of Directors of JHG.

NOW, THEREFORE, in consideration of the mutual covenants and premises of this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.

The Investment and Cooperation Agreement is hereby terminated by mutual consent of the Parties (the “Termination”) and shall have no further force or effect, without any liability or obligation on the part of JHG, on the one hand, or Dai-ichi, on the other hand, other than the Surviving Provisions.

2.

The Surviving Provisions, as amended under Sections 3 and 4 of this Agreement, shall survive the Termination and remain in full force and effect in accordance with the Investment and Cooperation Agreement.

3.	With effect from and after the date hereof, Section 4.4 of the Investment and Cooperation Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding anything in this Article IV to the contrary (other than Section 4.1), the Investor shall not, without the Company’s prior written consent, Transfer pursuant to a Permitted Public Transfer, on any single day (other than in connection with an underwritten public offering), a number of Shares that in the aggregate exceeds 20% of the average daily trading volume of shares of the Company Common Stock (or other applicable securities, which for the avoidance of doubt, includes issued and outstanding Company CDIs) during a period of thirty (30) trading days immediately preceding the date of such Transfer.

4.	Except as set forth above, this Agreement does not alter, amend, modify or change any other term, covenant or condition of the Surviving Provisions in any respect.

5.

This Agreement shall be governed by Section 5.3 of the Investment and Cooperation Agreement. Promptly following the execution and delivery of this Agreement, each of the Parties shall issue a press release in the form mutually agreed. Except as provided in the immediately preceding sentence, no Party shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the transactions contemplated by this Agreement without the prior written consent of the other Party; provided, however, that nothing in this Agreement shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable law or the rules of a securities exchange on which such Party’s securities are listed, in which case such Party shall, if practicable under the circumstances, reasonably consider any comments of the other Party on such press release or public announcement in advance of the issuance or publication thereof; provided, further, that the foregoing shall not restrict communications between any Party and the investors or potential investors of such Party or its affiliates in the ordinary course of business consistent with past practice.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party or a duly authorized officer of each Party as of the date first above written.

JANUS HENDERSON GROUP PLC

By:	/s/ Richard M. Weil
	Name:	Richard M. Weil
	Title:	Chief Executive Officer

[Signature Page to Termination and Amendment Agreement]

DAI-ICHI LIFE HOLDINGS, INC.

By:	/s/ Tetsuya Kikuta
	Name:	Tetsuya Kikuta
	Title:	Director, Managing Executive Officer

[Signature Page to Termination and Amendment Agreement]